Exhibit (a)(1)(J)

Summary Description of Zoran’s Option Exchange Program

Zoran’s Option Exchange Program

Zoran is pleased to announce our offer, to eligible employees, of an opportunity to exchange eligible outstanding stock options for an award of restricted stock rights (RSRs).  RSRs will take the form of shares of restricted stock if you are subject to U.S. income taxation.  In most other cases, your RSRs will take the form of restricted stock units (RSUs).

This option exchange program is extended to most of our employees who have Zoran stock options with an exercise price per share that is more than the greater of U.S. $20.00 and the closing sale price of Zoran common stock on the date the offer expires.

Executive officers and members of our Board of Directors are not eligible to participate.  The complete terms and conditions of the option exchange program are described in a document called the “Offer to Exchange,” which has been filed with the Securities and Exchange Commission.

The Offer to Exchange is available for you to view and print on our SharePoint site at http://znet.zoran.com/C18/OEProgram/default.aspx .  The following information is a brief summary of the program and is qualified in its entirety by actual terms of the offer set forth in the Offer to Exchange.

What are the terms of the offer?

•                  The offer began on January 6, 2006 and will end on February 6, 2006, at 9:00 p.m., Pacific Time,

•                  The number of RSRs an eligible employee will receive in exchange for an eligible option will be determined by a specific exchange ratio applicable to that option

•                  Restricted stock rights will be subject to a vesting schedule (explained later in this document), even if the options tendered in the exchange program are currently fully vested

Why Offer an Option Exchange Program?

As a result of a general market decline within the technology industry and significant volatility in our stock price over the last several years, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock.  We believe that these “underwater” (out-of-the-money) options are not achieving the purpose for which they were intended, which is to motivate and retain our valued employees.

The purpose of this offer is to:

•                  Retain and motivate employees to contribute to Zoran’s future growth and success

•                  Restore incentives for those currently holding underwater stock options

•                  Maintain competitive employee compensation programs

•                  Reduce the current “overhang,” or number of shares subject to outstanding stock options as a percentage of our total outstanding shares, in order to improve our ability to continue offering new stock incentive awards

•                  Better align your interests with those of our stockholders

Who is Eligible to Participate?

You are eligible to participate if you are:

•                  A holder of outstanding stock options with an exercise price more than the greater of $20.00 and the closing sale price of Zoran common stock reported on the Nasdaq National Market on the date the offer expires

•                  Employed by Zoran or one of our subsidiaries on January 6, 2006, and still an employee (even if on an approved leave of absence) on the date on which the tendered options are canceled and restricted stock rights are granted.  If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer

•                  A resident, for tax purposes, of the United States, China, Germany, Hong Kong, Israel, Japan, South Korea, Taiwan, the United Kingdom, and an employee of a subsidiary of Zoran located in these countries.  For a description of the tax and other consequences of accepting the offer under the laws of your specific country of residence (including the U.S.), please review the applicable sections of the Offer to Exchange, which is available on the SharePoint site at http://znet.zoran.com/C18/OEProgram/default.aspx

Do I Have to Participate in the Exchange Program?

Your participation in this offer is voluntary, and there are no penalties for electing to retain your options.  Zoran is offering you a choice to either keep or exchange your eligible options.

If you choose to keep your options:

•                  You will not receive restricted stock rights

•                  Your outstanding options will remain outstanding according to their current terms and conditions, including their current exercise price

If you choose to exchange your options:

•                  You may exchange options that were granted under:

•      The Zoran 1993 Stock Option Plan

•      The Zoran 2000 Nonstatutory Stock Option Plan

•      The Oak Technology, Inc. 1994 Stock Option Plan

•                  For purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share

•                  You may tender for exchange one or more of your eligible options.  However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option.  Partial tenders will not be accepted.

What are the provisions of the restricted stock rights?

Restricted stock rights will be awarded either as restricted shares, or as restricted stock units. Restricted shares are an award of shares of Company stock held in your name, subject to restrictions and vesting criteria. During the restriction period, you may exercise voting rights over the restricted shares you hold, but may not sell or transfer them. You will forfeit your rights to the shares if the vesting criteria are not met. Restrictions and forfeiture provisions are removed when vesting conditions are met. Restricted stock units represent the right to receive shares of stock on a future date, once you meet the vesting requirements.

If you remain employed by Zoran for a specified period after the award of restricted stock rights, you will receive or become vested in a specified number of shares of Zoran common stock without further vesting restrictions. All restricted stock rights received in exchange for eligible options will be subject to a new vesting schedule.

The exact vesting schedule of the restricted stock rights you receive will depend on:

•                  The date that the restricted stock rights are granted, which will be promptly following the expiration date of this offer, and

•                  The vesting schedule of the eligible stock options that you elect to exchange

The minimum period for full vesting of restricted stock rights will be two years from the date of the exchange—even if the eligible options you surrender are fully vested.

The length of the vesting schedule applicable to each award of restricted stock rights will be based on the remaining vesting period of the option as of the date it is canceled in exchange for those restricted stock rights, as follows:

Restricted Stock Rights Vesting Schedule

Remaining Vesting Period of Eligible Stock Option as of Date of Cancellation	Total Vesting Period of Restricted Stock Rights	Percentage of Restricted Stock Rights Vested Semi- Annually*
2 years or less	2 years	25%

Greater than 2 years but not greater than 3 years	3 years	16 2/3%

Greater than 3 years	4 years	12 1/2%

The specific vesting period applicable to your restricted stock rights is set forth in the personalized option summary you will receive.

*Restricted stock rights will vest semi-annually on the six-month anniversary of the date of grant of the RSR award.

The pros and cons of keeping or exchanging your current options

Participation in the program could include a number of potential risks. Since we cannot predict the market price of our stock, employees are strongly urged to review the risks described in the Offer to Exchange thoroughly.  Eligible employees should carefully consider these risks and are encouraged to speak with investment and tax advisors before deciding to participate in the offer

You should also be aware that:

•                  This offer is intended to result in the grant of restricted stock rights having a value that is much less than the aggregate value of the eligible options surrendered, according to a standard option valuation model which takes into account a number of factors, including the option exercise price and remaining term and the current price and volatility of our stock.

•                  It is possible over time that the stock options would have a greater or lesser value than the restricted stock rights you receive under this offer.

Keeping your stock options:

PROS	CONS

• Opportunity for greater appreciation if options are ever “in-the-money” • Keep your current stock option vesting status

•     At an exercise price of more than $20.00, Zoran stock must appreciate significantly prior to the options’ expiration dates to equal the grant-date value of the new restricted stock rights

•      Restricted stock rights will have value if Zoran’s stock price remains constant or declines, while the share price must increase for options to have value

Exchanging your stock options:

PROS	CONS

•     Restricted stock rights will have value even if Zoran’s stock price remains constant or declines, while the share price must increase for options to have value

•      Ownership in the company creates an opportunity to reap financial rewards if stock appreciates

•     Exchanging options for restricted stock rights minimizes current “overhang” and can improve our ability to grant stock incentives in the future

•                  Eligible options do not need to be vested to qualify for participation in the offer

•     Restricted stock right awards require a minimum of two years for full vesting—even if the stock options you surrender are fully vested

•                  You will receive fewer shares in your award of restricted stock rights than the number of option shares you exchange, so you will receive appreciation in the value of fewer shares than you would have had you retained your stock options and they were ever “in-the-money”

Comparing the value of new restricted stock rights to stock options

The number of shares covered by a new restricted stock rights grant will be determined by dividing the total number of shares covered by the option grant you surrender by the exchange ratio for that grant.  The restricted stock rights offered may end up being worth more or less than your existing options.  In evaluating this offer, you should keep in mind that:

•                  The value of your new restricted stock rights will depend on the exchange ratio of your surrendered eligible options and the market price of Zoran’s stock, which will vary over time

•                  This exchange ratio varies with the exercise price and the remaining term of your options eligible for exchange

•                  Performance of Zoran’s stock will depend on many factors such as:

•                  The future overall economic environment

•                  The performance of the overall stock market and companies in our sector

•                  The performance of our own business

•                  Other risks and uncertainties set forth in our filings with the Securities and Exchange Commission

Tax implications of the offer

The tax implications of the option exchange program depend on your country of residence:

•                  We believe that U.S. employees will incur no immediate U.S. federal income tax consequences as a result of either electing to retain your eligible options or electing to exchange eligible options for restricted shares

•                  Employees in other jurisdictions should refer to the “Guide to International Issues” (Appendix C), included in the Offer to Exchange

•                  U.S. taxpayers will recognize ordinary income when their restricted shares become vested

•                  You are urged to consult tax and financial advisors before participating in the exchange program

What actions should I take?

The choice to keep or exchange your stock options is one only you can make. If you choose to exchange your stock options, you will need to take certain actions.

•                  Make your decision whether to participate in the exchange program before February 6, 2006

•                  If you choose to keep your current stock options, do nothing and your options will remain the same

•                  If you elect to exchange your stock options:

•      Complete, sign and return the Letter of Transmittal by February 6, 2006

•                  If you elect to exchange your stock options and then change your mind:

•      Complete, sign and return the Notice of Withdrawal by February 6, 2006

Dates to Remember

Event	Date
Initial date of Offer to Exchange	January 6, 2006
End of Offer to Exchange period	February 6, 2006 (9:00 p.m. Pacific Time)
Approximate grant date of restricted stock rights	February 7, 2006

Although this is not the current intent, Zoran may, in its sole discretion, extend the expiration date of this offer at any time. If this offer is extended, the extension will be publicly announced no later than 6:00 a.m., Pacific Time, on the next business day after the expiration date.

Where can I find more information?

Zoran will hold upcoming employee meetings in several locations to review and explain the information provided in this document.  You will receive your Letter of Transmittal at your work location.

You can find additional information about the Offer to Exchange in the documents listed below, which can be viewed on the SharePoint site at:  http://znet.zoran.com/C18/OEProgram/default.aspx.

Document	Description	Delivery Method
Offer to Exchange

This document contains the complete terms and conditions of the offer (includes a list of common questions and answers regarding the exchange program). All other documents are qualified in their entirety by the actual terms of the offer described in the Offer to Exchange.

SharePoint Intranet Site
Individual Statement of Options	Document that lists all of your option grants eligible for exchange and provides the exchange ratios and number of restricted stock rights that would be granted in exchange for each option.	Letter at Work
Letter of Transmittal	Letter that you must sign and return to Zoran to participate in the offer.	Letter at Work
Notice of Withdrawal	Notice that you must sign and return to Zoran if you wish to withdraw from the program any options you previously elected to exchange.	Letter at Work
Announcement of Option Exchange Offer	An introductory announcement that provides an overview of the exchange program.	E-mail
2005 Equity Incentive Plan	The company stock plan under which the restricted stock rights will be granted. All restricted stock rights are governed by the terms of this plan.	SharePoint Intranet Site

Restricted Stock Rights Agreement

Document that contains the terms of the restricted stock rights. For employees who are U.S. taxpayers, this will be a Restricted Stock Agreement. For all other employees, this will be a Restricted Stock Units Agreement.

SharePoint Intranet Site

Glossary of Terms

Exercise Price or Strike Price	The dollar amount per share required to exercise your option to purchase shares

Restricted stock rights (RSRs)	Refers to restricted stock units (RSUs) or restricted shares

Restricted stock unit (RSU)	The right to receive shares of stock on a future date, subject to vesting criteria

Restricted shares (stock)

An award of shares of Company stock held in your name, subject to restrictions and vesting criteria. During the restriction period, you may exercise voting rights over the restricted shares you hold, but may not sell or transfer them. You will forfeit your rights to the shares if the vesting criteria are not met. Restrictions and forfeiture provisions are removed when vesting conditions are met.

Stock Option	The right to purchase shares of stock at a specified price for a specified period, regardless of the actual market price of the stock at the time the option is exercised

Vesting

Rules that govern how long you must wait to:

•     Exercise your stock options, (i.e. you must wait one year or more), or

•     Become eligible to receive shares of stock or become vested in shares under a restricted stock right